Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Genaera Corporation Presents Data on Mechanism of Inhibition of PTP-1B for

Trodusquemine (MSI-1436) at Federation of American Societies

for Experimental Biology (FASEB) Meeting

Plymouth Meeting, Pa. – July 14, 2008 – Genaera Corporation (NASDAQ: GENR) announced today the presentation of new preclinical data on trodusquemine (MSI-1436), a novel inhibitor of PTP-1B and Genaera’s lead drug candidate for the treatment of type 2 diabetes and obesity, during the 10th Biennial FASEB Summer Research Conference Protein Phosphatases in Snowmass Village, Colorado. The poster presentation entitled, “Trodusquemine (MSI-1436), An Allosteric Inhibitor of Protein Tyrosine Phosphatase 1B,” concluded that MSI-1436 is a selective, reversible and noncompetitive inhibitor of PTP-1B that enhances insulin signaling through potent PTP-1B inhibition both in vivo and in vitro.

“The search to discover PTP-1B inhibitors as a therapeutic target for the treatment of obesity and type 2 diabetes has long been a goal of drug development but achieving the selectivity necessary to demonstrate safety has been a significant hurdle. The new information on the mechanism by which MSI-1436 inhibits PTP-1B supports its first-in-class status,” stated Jack Armstrong, President and Chief Executive Officer of Genaera. “MSI-1436 is the only reversible, noncompetitive inhibitor of PTP-1B in clinical stage development. It is the allosteric nature of MSI-1436 and its ability to reversibly inhibit PTP-1B that is believed to be the key to the safety we have observed in Phase 1. We anticipate this will be attractive to both potential partners and clinicians as we obtain further evidence of the efficacy and safety of MSI-1436 in future studies.”

Inhibition of PTP-1B, a non-receptor isoform of the protein tyrosine phosphatase family, by MSI-1436 has been shown to reduce food intake, induce weight loss, and increase insulin sensitivity in diet induced and genetically obese animal models. The poster described the inhibition of PTP-1B by MSI-1436 as fully reversible and characterized by a classic noncompetitive, dose-dependent mechanism which exhibited greatest potency for the full-length form of the enzyme. Cellular studies demonstrating that phosphatase inhibition by MSI-1436 in the presence of insulin pretreatment provided further support for the inhibition of PTP-1B and a greater understanding of the role of enhanced insulin signaling associated with weight loss and glucose control observed during treatment in preclinical models of obesity and diabetes with MSI-1436.

To date, MSI-1436 has been shown to have few adverse events and to be well-tolerated in the over 50 subjects who participated in the Phase 1 clinical program of MSI-1436. Genaera plans to conduct an ascending multiple-dose study later this year.

About Trodusquemine (MSI-1436)

Trodusquemine is a centrally and peripherally-acting appetite suppressant and the first highly selective inhibitor of protein tyrosine phosphatase 1B (PTP-1B). PTP-1B is central to controlling the function of both the leptin and insulin pathways. By inhibiting PTP-1B, MSI-1436 is expected to decrease appetite and normalize blood sugar. Trodusquemine has produced consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. In addition, trodusquemine has shown the ability to reverse co-morbidities associated with obesity such as abnormal glucose metabolism and cholesterol elevation.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436) and the IL-9 antibody program. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates including trodusquemine (MSI-1436) and the IL-9 antibody program may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborator, in connection with the development and commercialization of

Genaera’s IL-9 antibody program; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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